Subsidiary: Trustco Bank	Robert J. McCormick President and Chief Executive Officer

March 2011

Dear Fellow Shareholder:

I am writing to provide you with an update on our Company’s Dividend Reinvestment Plan.  We have revised the plan to allow for the issuance of additional shares incorporating a provision allowing for a discount on shares acquired from us pursuant to a process detailed in the attached Dividend Reinvestment Plan Prospectus.  Any discount will be established at our discretion and will be posted on our website at www.trustcobank.com as explained in the Prospectus.

Your participation in this plan provides a convenient and cost effective way to acquire additional shares and ease record keeping.  Questions regarding this prospectus or other matters regarding stock transfer may be addressed to our transfer agent by phone, mail, or online as follows:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone:  1-800-368-5948
E-mail: info@rtco.com
Internet address: www.rtco.com/trustco

We are committed to maintaining a high level of service to you, our shareholders.  We appreciate your support and will continue building a company we can all be proud of.

Sincerely,

Robert J. McCormick
President and Chief Executive Officer

We have filed a registration statement (including the enclosed prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents we have filed with the SEC for more complete information about the Company and the offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we will send you the prospectus if you request it by calling toll-free (800)-670-4110.